SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT

                     Pursuant to Section 13 or 15 (d) of the
                         Securities Exchange Act of 1934



         Date of Report (date of earliest event reported): July 21, 1997


                                INTELLICALL, INC.
              Exact name of registrant as specified in its charter


                                    Delaware
                  State or other jurisdiction of incorporation



      0-10588                                               75-1993841
Commission File Number                                    I.R.S. Employer
                                                         Identification No.



                2155 Chenault, Suite 410 Carrollton, Texas 75006
         ---------------------------------------------------------------
                     Address of Principal Executive Offices


Registrant's telephone number, including area code:             (972) 416-0022
                                                               ---------------







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ITEM 5.           Other Events

     On July 21, 1997 (the "Closing Date") the Registrant entered into a Securities Purchase Agreement (the "Purchase Agreement") with four institutional investors (the "Investors") pursuant to which the Investors purchased $4,000,000 of the Registrant's 7% Series A Convertible Preferred Stock (the "Preferred Stock"). The Preferred Stock was sold in a private placement pursuant to the provisions of Regulation D promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act"). The Registrant utilized the net proceeds from the sale of the Preferred Stock (approximately $3,800,000) to pay down indebtedness to its senior secured lender.

     Commencing 90 days after the Closing Date, the Preferred Stock, plus all accrued dividends, is convertible into common stock, $.01 par value (the "Common Stock") of the Registrant at the option of each Purchaser at a conversion price equal to the lower of $5.05 per share (the "Fixed Conversion Price") or eighty percent (80%) of the average fifteen day trading price preceding the date of conversion (the "Variable Conversion Price"). However, in the event any Investor acquires Common Stock which is issued without a restrictive legend upon conversion of the Preferred Stock at any time within one year of the Closing Date and the conversion price is based on the Variable Conversion Price, such Investor must pay a fee to the Registrant as follows:

     a) in the event the issuance of such Common Stock occurs from 91 to 180 days after the Closing Date, the fee payable to the Registrant is 25% times the Variable Conversion Price times the number of such shares of Common Stock; and

     b) in the event the issuance of such Common Stock occurs from 181 to 365 days after the Closing Date, the fee payable to the Registrant is 6.25% times the Variable Conversion Price times the number of such shares of Common Stock.

     Any shares of Preferred Stock outstanding two years after the Closing Date are automatically converted into Common Stock.

     The Investors may require the Registrant to redeem certain shares of Preferred Stock (i) in the event the number of shares of Common Stock issuable upon conversion (based on the conversion price in existence from time to time) multiplied by 1.25 would exceed the maximum number of shares of Common Stock which the Registrant can issue without shareholder approval pursuant to applicable New York Stock Exchange Guidelines, unless shareholder approval is so obtained within 120 days of such occurrence, (ii) in the event the Registrant fails to reserve an adequate number of shares of Common Stock as contemplated by the designation of preferred stock creating the Preferred Stock (the "Designation"), unless such failure is cured by board of directors and/or shareholder approvals as required, (iii) in the event the Registrant fails to honor a conversion notice and (iv) in other events as more fully set forth in the Designation filed with this Form 8-K Current Report. Any redemptions, however, are limited to the Registrant's borrowing availability under its loan agreement with Finova Capital Corporation ("Finova"), as further described below.


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     The  Designation  grants  to  the  Registrant  the  option,  under  certain circumstances, to redeem for cash any shares of Preferred Stock submitted for conversion if the Variable Conversion Price is less than $4.00 per share and funds are available under the Registrant's loan agreement with Finova.

     The Registrant also agreed with the Investors to file a registration statement on the Common Stock underlying the conversion of the Preferred Stock and to have such registration statement declared effective by the SEC within ninety days of the Closing Date.

     In conjunction with the issuance of the Preferred Stock, the Registrant entered into a Second Amendment to Loan and Security Agreement with Finova (the "Second Amendment"). The Second Amendment modified one financial covenant and allowed the Registrant to redeem the Preferred Stock as contemplated in the Designation if (i) following and giving effect to such redemption the Registrant shall have excess borrowing availability under its borrowing base of not less than $500,000, and shall have paid in full or made provision for payment in full of all of Registrant's accounts payable in excess of $500,000 which are outstanding beyond their due date and are not contested in good faith by the Registrant and all book overdrafts and (ii) at the time of such redemption no event of Monetary Default, as defined in the loan agreement with Finova, and no event which, with notice or passage of time or both, would constitute an event of Monetary Default under the loan agreement with Finova has occurred and is continuing, or would result from such redemption.

     The above discussion is qualified in its entirety by the documents attached as exhibits to this report.

ITEM 7.           Financial Statements and Exhibits

         (c) The following exhibits are filed as a part of this Form 8-K Current Report:

                  4.1 Certificate of Designation of Series A Convertible Preferred Stock of Intellicall, Inc.

                  10.1     Securities Purchase Agreement executed with the
                           Investors.

                  10.2     Registration Rights Agreement executed with the
                           Investors.

                  10.3 Second Amendment to Loan and Security Agreement with Finova Capital Corporation.



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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                               INTELLICALL, INC.
                                               (Registrant)


Dated:  July 24, 1997                          /s/ Michael H. Barnes
                                               ---------------------
                                               Michael H. Barnes
                                               Senior Vice President and
                                               Chief Financial Officer













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